Exhibit 99.1
SILVER POINT FINANCE, L.L.C.
TWO GREENWICH PLAZA, FIRST FLOOR
GREENWICH, CT 06830
May 4, 2007
APN Holding Company
c/o Harbinger Capital Partners Master Fund I, Ltd.
c/o Harbinger Capital Partners Special Situations Fund, L.P.
555 Madison Avenue, 16th Floor
New York, New York 10022
Attention: Mr. David Maura
     Re: APN Holding Company et al. Credit Facilities Commitment Letter Amendment
Ladies and Gentlemen:
Reference is made to the Commitment Letter dated March 23, 2007 (the “COMMITMENT LETTER”), addressed to APN Holding Company (“COMPANY”) from Silver Point Finance, L.L.C. (“SILVER POINT”) and accepted by the Company. All defined terms used herein and not otherwise defined shall have the meaning given to them in the Commitment Letter.
In accordance with our recent discussions, Silver Point understands that the Company has agreed to sell the Belson brand and its related assets and operations for cash proceeds of at least $36.5 million (“PROCEEDS”). Silver Point is willing to amend the Commitment Letter and Interest and Fee Letter as follows:
1.	The Proceeds are paid to the Company and will not be distributed or paid to any equity holders of the Company.

2.	Attachment A to the Commitment Letter, Section VII. Certain Conditions, Initial Conditions (y) is hereby amended to read:
“The Combined Entities shall not have sold any assets after the date hereof other than Mexican real estate assets currently owned by Salton and the Belson brand and its related capital, operating and working capital assets currently owned by Applica and all liabilities related thereto; provided, that, such sale shall result in cash proceeds of at least $36.5 million and such proceeds shall be retained by the Company (including by way of Applica not paying any dividends from the date of the Commitment Letter to the Closing Date); provided, further, that, the cash proceeds of such sale may be used to pay the revolver loan under the Second Amended and Restated Credit Agreement, dated as of December 23, 2005, among Applica, Bank of America, N.A., as collateral and administrative agent, and the other parties thereto.”

3.	Attachment A to the Commitment Letter, Section VIII. Certain Documentation Matters, Financial Covenants is hereby amendment to include as an additional last paragraph:
“With respect to both the UK Facility and the U.S. Facility, the consolidated maximum leverage to actual EBITDA ratio shall be no greater than 3.8 to 1 for the fiscal year ending in June 2008 and 2.2 to 1 for the fiscal year ending in June 2009; PROVIDED, that, all other financial covenants will be determined based upon the levels of indebtedness, actual EBITDA and fixed charges in the financial projections provided to Silver Point prior to the execution of the Commitment Letter.”
4.	The Early Termination Fees set forth in Annex A to the Interest and Fee Letter is amended to read:
“With respect to the U.S. Facility, prepayments and commitment reductions shall be subject to an early termination fee equal to (i) a make-whole amount in the first twenty months following the closing date, (ii) 5.0% in month twenty-one through and including month thirty-two following the Closing Date, (iii) 3.0% in month thirty-three through and including month forty-four following the Closing Date, and (iv) $0 at any time thereafter. With respect to the UK Facility, prepayments and commitment reductions shall be subject to an early termination fee equal to (i) a make-whole amount in the first twenty months following the closing date, (ii) 5.0% in month twenty-one through and including month thirty-two following the Closing Date, (iii) 3.0% in month thirty-three through and including month forty-four following the Closing Date, and (iv) $0 at any time thereafter.”
Except as expressly supplemented and modified hereby, all provisions of the Commitment Letter and the Interest and Fee Letter shall remain in full force and effect. On an after each parties’ execution of this letter, this letter and the Commitment Letter shall be construed as single instrument.
Please evidence your acceptance of the terms of this letter by signing this letter in the space provided below and returning it to the undersigned.
This letter shall be governed by, and construed in accordance with, the law of the State of New York.
[signature page follows]

Very truly yours, SILVER POINT FINANCE, L.L.C.
By:	/s/ Richard Petrilli
	Name:	Richard Petrilli
	Title:	Authorized Signatory

ACCEPTED AND AGREED TO as of May 4, 2007 APN HOLDING COMPANY
By:	/s/ Michael D. Luce
	Name:	Michael D. Luce
	Title:	President and Chief Operating Officer